Exhibit 99.1

Key Energy Services, Inc.	July 29, 2015
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE
Key Energy Services Reports Second Quarter 2015 Earnings
HOUSTON, TX, July 29, 2015 - Key Energy Services, Inc. (NYSE: KEG) reported second quarter 2015 consolidated revenues of $197.5 million and a pre-tax GAAP loss of $96.1 million, or $0.42 per share. The results for the second quarter include:

•	a pre-tax loss of $21.4 million, or $0.10 per share, related to a pending sale and the associated impairment of our assets in Oman;

•	pre-tax costs of $8.4 million, or $0.04 per share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigations;

•	a pre-tax loss of $2.1 million, or $0.01 per share, on the sale of certain U.S. assets; and

•	pre-tax costs of $1.1 million due to severance.
Excluding these items, the Company reported a pre-tax loss of $63.1 million, or $0.27 per share. First quarter 2015 consolidated revenues were $267.8 million with a pre-tax GAAP loss of $91.1 million, or $0.39 per share. The results for the first quarter include a pre-tax charge of $21.7 million, or $0.09 per share, for a true-up to the impairment charge recorded in the fourth quarter 2014 associated with the Coiled Tubing Services segment, pre-tax costs of $18.0 million, or $0.08 per share, related to the FCPA investigations, a pre-tax charge of $4.0 million, or $0.02 per share, for a reserve associated with the receivable from the Company's 2012 sale of its' Argentine business, pre-tax costs of $3.3 million, or $0.01 per share, due to severance and a pre-tax charge of $2.2 million, or $0.01 per share, related to assets destroyed in Mexico. Excluding these items, the Company reported a pre-tax loss of $41.9 million, or $0.18 per share.
Overview and Outlook
Key’s Chairman and Chief Executive Officer, Dick Alario, stated, “The second quarter presented heightened challenges in the U.S. market as reduced customer activity and competitive pressures drove utilization and pricing lower. Also, severe weather disruptions in some of our largest U.S. regions further compounded the decline in activity during the quarter. Our U.S. production-related activity continued to perform better than the broader indicators associated with new-well completion. Although activity decline rates were lower than we experienced in the first quarter, pricing was worse than expected as competitive pressures intensified during the quarter.
“We made progress during the quarter as it relates to the exit of international markets outside of North America. We believe we are near the finalization of a sale of our business in Oman and believe that we will have substantially exited these markets by the end of 2015.
“Looking forward, recent weakness in oil prices has brought a fresh wave of uncertainty around future commodity prices and the associated economics required to support drilling and completion activities. We believe this enhances the potential for a greater shift in spending by our customers toward production maintenance which is Key’s core competency. We continue to diversify our U.S. revenue base as a result of focusing on the mix of customers and markets where we add the most value. In addition, we continue to identify opportunities to improve Key’s organizational and cost structure.

July 29, 2015

“As previously announced, we successfully refinanced our revolving credit facility through a combination of an asset-based revolving credit facility and a term loan facility. Given what appears to be a more prolonged low oil price environment, we expect to spend less than $20 million on capital expenditures during the second half of 2015. We believe a replenished balance sheet, combined with the capital expenditure reduction and materially lower FCPA investigation costs, should provide Key with sufficient liquidity to emerge a stronger company on the other side of this cycle.”
The following table sets forth summary data for the second quarter 2015 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	June 30, 2015	March 31, 2015	June 30, 2014
	(in millions, except per share amounts)
Revenues	$197.5	$267.8	$350.6
Net loss	(65.4)	(59.7)	(52.2)
Diluted loss per share	(0.42)	(0.39)	(0.34)
Adjusted EBITDA*	(8.6)	0.6	33.6
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.
U.S. Results
Second quarter 2015 U.S. Rig Services revenues of $93.3 million were down 22.8% as compared to the first quarter. Second quarter operating loss was $4.1 million, or -4.4% of revenue, compared to first quarter operating income of $8.0 million, or 6.6% of revenue. Second quarter results include a loss on sale of assets of $2.1 million and severance of $0.5 million; excluding these losses, operating loss was $1.5 million, or -1.6% of revenue. Second quarter operating loss also included costs associated with the relocation of rigs from outside the U.S. of $1.0 million. Total rig hours were down 14% sequentially and competitive pressures drove pricing down more than expected, declining approximately 10% sequentially.
Second quarter 2015 Fluid Management Services revenues of $39.2 million were down 22.8% as compared to the first quarter. Second quarter operating loss was $0.1 million, or -0.2% of revenue, compared to first quarter operating income of $1.5 million, or 2.9% of revenue. Sequential revenue declines were driven by our continued shift away from unprofitable oilfield water hauling and toward a saltwater disposal-centric business model, which helped offset a sequential pricing decline of approximately 5%.
Second quarter 2015 Fishing & Rental Services revenues of $28.1 million were down 34.1% as compared to the first quarter. Second quarter operating loss was $6.6 million, or -23.4% of revenue, compared to first quarter operating loss of $0.1 million, or -0.1% of revenue. The segment’s services associated with new-well completions, namely pipe and frac equipment rentals, were the primary factors in the decline in revenue and operating income.
Second quarter 2015 Coiled Tubing Services revenues of $21.6 million were down 30.3% as compared to the first quarter. Second quarter operating loss was $4.1 million, or -18.9% of revenue. First quarter operating loss was $23.8 million, or -76.8% of revenue, and includes a pre-tax impairment charge of $21.7 million as a true-up to the estimated goodwill impairment charge recorded in the fourth quarter of 2014. Excluding the goodwill impairment charges, first quarter operating loss was $2.1 million, or -6.8% of revenues. Coiled Tubing Services revenues decreased significantly as activity tied to new-well completions, and associated pricing

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for completion services, continued to decline during the second quarter. Pricing decline of approximately 10% was somewhat offset by cost controls.
International Segment
Second quarter 2015 International revenues were $15.3 million, down 32.0% as compared to first quarter 2015 revenues of $22.5 million. Second quarter operating loss was $28.9 million, or -188.5% of revenues, compared to first quarter operating loss of $9.6 million, or -42.7% of revenues. During the second quarter, the Company made substantive progress on the sale of assets in Oman and recorded an impairment of $21.4 million associated with the disposition.
General and Administrative Expenses
General and Administrative (G&A) expenses were $50.7 million for the second quarter compared to $67.6 million in the prior quarter. Second quarter G&A expenses include $8.4 million in costs associated with the FCPA investigations and $0.2 million of severance. The sequential decline can primarily be attributed to the reduction in costs associated with the FCPA investigations and severance. Excluding the FCPA investigation costs and severance, G&A expenses declined $5.8 million sequentially.
Capital Expenditures and Balance Sheet
Capital expenditures were $14 million during the second quarter 2015. Key’s consolidated cash balance at June 30, 2015 was $225.5 million compared to $35.9 million at March 31, 2015. Total debt at June 30, 2015 was $964.2 million compared to total debt of $778.3 million at March 31, 2015. During the second quarter, the Company replaced its $400.0 million senior secured credit facility with a $100.0 million asset-based revolving credit facility due February 28, 2020 and a $315.0 million term loan facility due June 1, 2020. At the end of the second quarter, there was $269.9 of total liquidity available to the Company. Net debt to total capitalization at June 30, 2015 was 38.9%.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its second quarter 2015 financial results on Thursday, July 30, 2015 at 10:00 a.m. CDT. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 660-422-4879. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 75968132. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Thursday, July 30, 2015, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 75968132. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.
Quarterly rig and truck hours have been posted on Key’s website; to access the file, go to www.keyenergy.com and select “Investor Relations.”

July 29, 2015

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
REVENUES	$197,496	$267,799	$350,595	$465,295	$706,736
COSTS AND EXPENSES:
Direct operating expenses	158,841	204,530	262,883	363,371	521,185
Depreciation and amortization expense	45,896	47,211	52,184	93,107	103,279
General and administrative expenses	50,710	67,644	57,881	118,354	110,747
Impairment expense	21,352	21,700	28,687	43,052	28,687
Operating loss	(79,303)	(73,286)	(51,040)	(152,589)	(57,162)
Interest expense, net of amounts capitalized	17,058	13,342	13,426	30,400	26,980
Other (income) loss, net	(248)	4,432	(2,733)	4,184	(2,802)
Loss before tax income taxes	(96,113)	(91,060)	(61,733)	(187,173)	(81,340)
Income tax benefit	30,734	31,384	9,537	62,118	17,245
NET LOSS	$(65,379)	$(59,676)	$(52,196)	$(125,055)	$(64,095)
Loss per share:
Basic and diluted	$(0.42)	$(0.39)	$(0.34)	$(0.80)	$(0.42)
Weighted average shares outstanding:
Basic and diluted	156,347	154,816	153,496	155,586	153,157
Condensed Consolidated Balance Sheets (in thousands):

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$225,481	$27,304
Other current assets	295,897	406,491
Total current assets	521,378	433,795
Property and equipment, net	1,137,534	1,235,258
Goodwill	561,039	582,739
Other assets, net	69,827	70,971
TOTAL ASSETS	$2,289,778	$2,322,763
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$44,566	$77,631
Other current liabilities	113,373	164,227
Total current liabilities	157,939	241,858
Long-term debt	961,080	737,691
Other non-current liabilities	233,861	285,151
Equity	936,898	1,058,063
TOTAL LIABILITIES AND EQUITY	$2,289,778	$2,322,763

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Consolidated Cash Flow Data (in thousands, unaudited):

	Six Months Ended
	June 30, 2015	June 30, 2014
Net cash provided by (used in) operating activities	$(1,198)	$107,268
Net cash used in investing activities	(22,130)	(60,040)
Net cash provided by (used in) financing activities	221,216	(52,005)
Effect of exchange rates on cash	289	(81)
Net increase (decrease) in cash and cash equivalents	198,177	(4,858)
Cash and cash equivalents, beginning of period	27,304	28,306
Cash and cash equivalents, end of period	$225,481	$23,448

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues
U.S. Rig Services	$93,253	$120,822	$169,980	$214,075	$334,731
Fluid Management Services	39,178	50,755	62,087	89,933	123,675
Coiled Tubing Services	21,609	31,017	43,108	52,626	87,603
Fishing & Rental Services	28,142	42,690	49,340	70,832	102,550
International	15,314	22,515	26,080	37,829	58,177
Consolidated Total	$197,496	$267,799	$350,595	$465,295	$706,736

Operating Income (Loss)
U.S. Rig Services	$(4,132)	$8,000	$22,961	$3,868	$47,303
Fluid Management Services	(59)	1,476	958	1,417	3,305
Coiled Tubing Services	(4,083)	(23,822)	(582)	(27,905)	5,556
Fishing & Rental Services	(6,574)	(56)	803	(6,630)	3,633
International	(28,871)	(9,611)	(36,846)	(38,482)	(47,337)
Functional Support	(35,584)	(49,273)	(38,334)	(84,857)	(69,622)
Consolidated Total	$(79,303)	$(73,286)	$(51,040)	$(152,589)	$(57,162)

Operating Income (Loss) % of Revenues
U.S. Rig Services	(4.4)%	6.6%	13.5%	1.8%	14.1%
Fluid Management Services	(0.2)%	2.9%	1.5%	1.6%	2.7%
Coiled Tubing Services	(18.9)%	(76.8)%	(1.4)%	(53.0)%	6.3%
Fishing & Rental Services	(23.4)%	(0.1)%	1.6%	(9.4)%	3.5%
International	(188.5)%	(42.7)%	(141.3)%	(101.7)%	(81.4)%
Consolidated Total	(40.2)%	(27.4)%	(14.6)%	(32.8)%	(8.1)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net loss	$(65,379)	$(59,676)	$(52,196)
Income tax benefit	(30,734)	(31,384)	(9,537)
Interest expense, net of amounts capitalized	17,058	13,342	13,426
Interest income	(25)	(15)	(30)
Depreciation and amortization	45,896	47,211	52,184
EBITDA	$(33,184)	$(30,522)	$3,847
% of revenues	(16.8)%	(11.4)%	1.1%

Severance costs	1,104	3,286	1,043
Impairment expense	21,352	21,700	28,687
Allowance for collectibility of notes receivable	—	3,950	—
Loss on assets destroyed in Mexico	—	2,160	—
Loss on sales of certain assets	2,127	—	—
Adjusted EBITDA*	$(8,601)	$574	$33,577
% of revenues	(4.4)%	0.2%	9.6%

Revenues	$197,496	$267,799	$350,595
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

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	Three Months Ended June 30, 2015
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$(4,066)	$(41)	$(4,074)	$(6,574)	$(28,942)	$(21,682)	$(65,379)
Income tax benefit	—	—	—	—	24	(30,758)	(30,734)
Interest expense, net of amounts capitalized	—	—	—	—	—	17,058	17,058
Interest income	—	—	—	—	(19)	(6)	(25)
Depreciation and amortization	14,975	6,525	5,841	8,982	6,507	3,066	45,896
EBITDA	$10,909	$6,484	$1,767	$2,408	$(22,430)	$(32,322)	$(33,184)
% of revenues	11.7%	16.6%	8.2%	8.6%	(146.5)%	—%	(16.8)%

Severance costs	466	11	76	116	428	7	1,104
Impairment expense	—	—	—	—	21,352	—	21,352
Loss on sale of certain assets	2,155	(502)	(10)	471	13	—	2,127
Adjusted EBITDA*	$13,530	$5,993	$1,833	$2,995	$(637)	$(32,315)	$(8,601)
% of revenues	14.5%	15.3%	8.5%	10.6%	(4.2)%	—%	(4.4)%

Revenues	$93,253	$39,178	$21,609	$28,142	$15,314	$—	$197,496
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as loss on debt extinguishment, certain other gains or losses, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

July 29, 2015

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

July 29, 2015

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key's current expectations, estimates and projections about Key, its industry, its management's beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational and activity expectations, international growth, and anticipated financial performance for 2015. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these "forward-looking statements" are identified by words such as "expects," "believes," "anticipates" and similar phrases.
Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key's expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key's businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key's ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks regarding the timing or conclusion of the FCPA investigations, including the risk of fines or penalties imposed by government agencies for violations of the FCPA; risks affecting Key's international operations, including risks affecting Key’s ability to execute its plans to withdraw from its international markets outside North America, including Oman; risks related to the relocation of Key’s rigs and other ancillary equipment from Colombia and Ecuador to the United States; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions; risks that Key may be unable to achieve the benefits expected from the sale of assets in Oman; and risks associated with integration of the acquired operations into Key's operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key's businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; risks that Key may not have sufficient liquidity; and other risks affecting Key's ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases or the benefit of potential decreases in general and administrative expenses.
Because such statements involve risks and uncertainties, many of which are outside of Key's control, Key's actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key's business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.